Exhibit 99.2

1415 W. 22nd Street Suite 550 Oak Brook, IL 60523

Telephone: (630) 203-4099

Kenneth M. Roessler

President & CEO

March 29, 2010

Dear BWAY Employee:

This morning the Company disclosed in a press release that BWAY Corporation has signed a definitive agreement providing for the acquisition of BWAY Corporation by a company organized and controlled by Madison Dearborn Partners, LLC (“MDP”) a private investment firm. A copy of the press release is included with this letter for your information.

Madison Dearborn Partners, LLC, based in Chicago, is one of the most experienced and successful private equity investment firms in the United States. MDP has raised over $18 billion of capital since its formation in 1992 and has invested in more than 100 companies. MDP invests in businesses across a broad spectrum of industries, including basic industries, communications, consumer, energy and power, financial services, and health care. For more information, please visit the MDP website at www.mdcp.com.

MDP was impressed by our strong and experienced management team and our dedicated workforce, who together have historically demonstrated substantial capabilities in growing sales, improving financial performance and creating shareholder value. In addition, MDP was impressed by the quality of our assets and our growing customer base, and has expressed enthusiasm over the prospects for our business.

This decision comes after careful consideration by a Transaction Committee of the Company’s Board of Directors, comprised of outside, independent directors. The Transaction Committee was advised by separate financial and legal advisors and, based upon the Committee’s recommendation, the Board of Directors of BWAY unanimously approved the transaction and has recommended that the shareholders of BWAY vote in favor when it is sent to them for consideration.

When finalized, we believe that BWAY’s new ownership and capital structure will provide BWAY with the support and financial means to continue achieving improved financial results through the optimization of returns on existing assets and organic growth, as well as continued growth and expansion through add-on acquisitions in our core markets.

This transaction is not expected to change the Company’s relationships with employees, customers, suppliers, or other parties, and we plan to operate our business as we do today. Future changes will be made in the ordinary course of business, consistent with past practices. The transaction is subject to BWAY shareholder approval and other conditions and is expected to close during the second or third calendar quarter this year. In the meantime I ask each of you to continue focusing on serving our customers and implementing the important sales and productivity improvement initiatives we currently have underway.

Thank you for your continued dedication and efforts to make BWAY a truly great company.

Sincerely,